Exhibit 99.1

XPO Logistics Announces Fourth Quarter and Full Year 2016 Results

Reports fourth quarter records for net income, cash flow from operations, adjusted EBITDA and free cash flow

Reaffirms full year targets for 2017 and 2018 adjusted EBITDA, and issues two-year, cumulative free cash flow target of approximately $900 million

GREENWICH, Conn. — February 21, 2017 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the fourth quarter and full year 2016. For the fourth quarter of 2016, revenue increased 10.0% year-over-year to $3.68 billion. Net income attributable to common shareholders was $27.3 million for the quarter, or earnings of $0.22 per diluted share, compared with a net loss attributable to common shareholders of $62.8 million, or a loss of $0.58 per diluted share, for the same period in 2015.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $29.8 million, or adjusted earnings of $0.24 per diluted share for the fourth quarter of 2016, excluding the items detailed below. This compares with an adjusted net loss attributable to common shareholders of $23.1 million, or an adjusted loss of $0.21 per diluted share, for the same period in 2015. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

The adjusted net income attributable to common shareholders for the quarter excludes: $34.9 million, or $21.8 million after-tax, of integration and rebranding costs; $16.5 million, or $10.1 million after-tax, of non-cash debt extinguishment costs related to the sale of the truckload unit; a benefit of $33.0 million, or $20.0 million after-tax, from unrealized gains on foreign exchange; and a $9.6 million benefit to our tax liability due to lower tax rates enacted in France.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, improved to $291.1 million for the quarter, excluding $34.9 million of transaction, integration and rebranding costs. This compares with $217.6 million for the same period in 2015.

For the full year 2016, the company generated $625.4 million of cash flow from operations and $210.9 million of free cash flow, a non-GAAP financial measure.

Financial Targets

The company reaffirmed its full year targets for adjusted EBITDA of at least $1.350 billion for 2017 and $1.575 billion for 2018.

The company issued a 2017–2018 cumulative free cash flow target of approximately $900 million, including at least $350 million of free cash flow generated in 2017.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “I’m pleased that we delivered record fourth quarter results for net income, cash flow from operations, adjusted EBITDA and free cash flow. We generated the strongest growth in last mile and contract logistics, driven primarily by e-commerce, more than offsetting a weak intermodal environment. Our less-than-truckload operations in North America capped an outstanding year with a 40% increase in fourth quarter adjusted operating income.

“Our focus remains on further enhancing customer service while realizing the significant profit improvement opportunities embedded in our business. This year, we’ll get the full 12-month benefit of numerous efficiencies we implemented throughout 2016 in procurement, real estate, back office operations and workplace technologies. We have more savings to realize in each of these areas, along with cross dock and warehouse automation, labor productivity and the global adoption of best practices. In addition, we’re marketing our services with a high caliber sales organization that draws on our total supply chain offering to help customers operate more productively.”

Jacobs continued, “We’re continuing to execute our strategy for high growth and high returns. We have a concrete bridge to an EBITDA margin of more than 10% in 2018 — an increase of approximately 200 basis points over two years. We expect to grow free cash flow at an even faster rate than EBITDA, with a cumulative, two-year target of approximately $900 million of free cash flow by year-end 2018, including at least $350 million in 2017.”

Fourth Quarter 2016 Results by Segment

•	Transportation: The company’s transportation segment generated total revenue of $2.33 billion for the quarter, compared with $2.10 billion for the same period in 2015. The year-over-year increase in revenue was primarily due to the acquisition of Con-way Inc. on October 30, 2015, and to organic growth in both North America and Europe, partially offset by the divestiture of the North American full truckload unit on October 27, 2016. Organic revenue growth for the segment was led by the last mile unit, primarily driven by an increase in e-commerce business. Revenue growth was partially offset by softness in North American intermodal volumes.

Operating income for the transportation segment increased to $84.0 million, compared with an operating loss of $6.1 million a year ago. Adjusted EBITDA for the segment improved by 40% to $211.9 million, compared with $151.4 million a year ago. The increases in operating income and adjusted EBITDA were primarily due to the Con-way acquisition, significant year-over-year operating margin improvement in the North American less-than-truckload unit, and growth in the last mile unit.

•	Logistics: The company’s logistics segment generated total revenue of $1.38 billion for the quarter, compared with $1.27 billion for the same period in 2015. The year-over-year increase in revenue was primarily due to the Con-way acquisition and to organic growth in both North America and Europe. In Europe, organic growth from new contracts with e-commerce and cold-chain customers was negated by the adverse impact of foreign exchange rates. In North America, growth was largely driven by gains in e-commerce, food and beverage, and aerospace business, partially offset by softness in automotive.

Operating income for the logistics segment increased to $51.2 million, compared with $34.8 million a year ago. Adjusted EBITDA for the segment improved to $108.6 million, compared with $98.5 million a year ago. The increases in operating income and adjusted EBITDA were primarily due to the Con-way acquisition and to organic growth, as well as better utilization of site assets and other productivity improvements.

•	Corporate: Corporate SG&A expense was $48.6 million for the quarter, compared with $66.6 million for the same period in 2015. The decrease in corporate expense reflects significantly lower transaction and integration costs year-over-year, partially offset by an increase in share-based compensation expense tied to the fourth quarter increase in the share price of XPO stock.

Full Year 2016 Financial Results

For the full year 2016, the company reported total revenue of $14.62 billion, a 91.8% increase from 2015. Net income attributable to common shareholders was $63.1 million, or $0.53 per diluted share, compared with a net loss of $245.9 million, or a loss of $2.65 per diluted share, for 2015.

The adjusted net income attributable to common shareholders for 2016 was $121.5 million, or adjusted earnings of $1.00 per diluted share, excluding the items detailed below. This reflects a substantial improvement from the adjusted net loss attributable to common shareholders of $36.9 million, or an adjusted loss of $0.40 per diluted share, for 2015.

Adjusted net income for 2016 excludes: $103.2 million, or $65.3 million after-tax, of transaction, integration and rebranding costs; $69.9 million, or $42.9 million after-tax, of debt extinguishment and conversion costs; a benefit of $36.0 million, or $23.1 million after-tax, from unrealized gains on foreign exchange; discrete tax benefits of $15.7 million; and a benefit to depreciation and amortization of $5.8 million, or $3.6 million after-tax, related to the purchase price allocation of acquired assets.

Adjusted EBITDA for full year 2016 improved significantly to $1.25 billion, compared with $493.1 million for 2015. Adjusted EBITDA for 2016 excludes $103.2 million of transaction, integration and rebranding costs.

Conference Call

The company will hold a conference call on Wednesday, February 22, 2017, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpo.com/investors. The conference will be archived until March 22, 2017. To access the replay by phone, call toll-free (from U.S./Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13652908.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 34 countries, with over 87,000 employees and 1,425 locations. XPO uses its network to help more than 50,000 customers manage their goods more efficiently throughout their supply chains. The company has two reporting segments: transportation and logistics, and within these segments, its business is well diversified by geographies, verticals and types of service. XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”), including adjusted net income (loss) attributable to common shareholders and adjusted earnings per share (“adjusted EPS”) for the three- and twelve-month periods ended December 31, 2016; free cash flow for the three- and twelve-month periods ended December 31, 2016; adjusted operating income for our North American less-than-truckload business for the three- and twelve-month periods ended December 31, 2016; as well as earnings and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA” and “adjusted EBITDA”, respectively) for the three- and twelve-month periods ended December 31, 2016 and 2015, and net revenue for the three- and twelve-month periods ended December 31, 2016 and 2015 on a consolidated basis and for the company’s transportation and logistics segments.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

Accordingly, we believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of normalized operating activities. Adjusted EBITDA includes adjustments for acquisition costs and related integration and rebranding initiatives. Transaction and integration adjustments are generally incremental costs that result from an acquisition and include transaction costs, restructuring costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration activities) and certain costs related to integrating and converting IT systems. Rebranding adjustments relate primarily to the rebranding of the XPO Logistics name on our truck fleet and buildings. We believe that adjusted net income (loss) attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains incurred in the reporting period as set out in the attached tables. We believe that net revenue improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income for our North American less-than-truckload business improves the comparability of our operating results from period to period by removing the impact of certain transaction, integration and rebranding costs and amortization and depreciation expenses incurred in the reporting period as set out in the attached tables.

Other companies may calculate EBITDA and adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow, EBITDA, adjusted EBITDA, adjusted net income (loss) attributable to common shareholders, adjusted EPS, net revenue and adjusted operating income for our North American less-than-

truckload business are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to revenue, net income, operating income for our North American less-than-truckload business, cash flows provided (used) by operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA and adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA and adjusted EBITDA should only be used as a supplemental measure of our operating performance.

As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the financial tables attached to this document. With respect to our 2017 and 2018 financial targets of adjusted EBITDA and our 2017 and 2017-2018 cumulative targets for free cash flow, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets and our expected ability to generate profit improvement opportunities, including through cost rationalization, global procurement and the cross-fertilization of best practices. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpo.com

Media Contact:

XPO Logistics, Inc.

Erin Kurtz, +1-203-489-1586

erin.kurtz@xpo.com

XPO Logistics, Inc.

Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue	$3,676.6	$3,342.3	$14,619.4	$7,623.2
Operating expenses
Cost of transportation and services	1,959.2	1,786.0	7,886.0	4,171.4
Direct operating expense	1,204.3	1,099.5	4,594.1	2,367.0
Sales, general and administrative expense	426.5	494.8	1,651.2	1,113.4

Total operating expenses	3,590.0	3,380.3	14,131.3	7,651.8

Operating income (loss)	86.6	(38.0)	488.1	(28.6)

Other (income) expense	0.2	(1.8)	(9.2)	(7.6)
Foreign currency (gain) loss	(44.8)	0.6	(40.3)	44.8
Debt extinguishment loss	16.5	—	69.7	—
Interest expense	80.3	95.9	361.1	216.7

Income (loss) before income tax provision (benefit)	34.4	(132.7)	106.8	(282.5)
Income tax provision (benefit)	2.3	(69.6)	22.3	(90.9)

Net income (loss)	32.1	(63.1)	84.5	(191.6)
Net (income) loss attributable to noncontrolling interests	(2.3)	1.0	(15.5)	0.5

Net income (loss) attributable to XPO	$29.8	$(62.1)	$69.0	$(191.1)

Net income (loss) attributable to common shareholders *	$27.3	$(62.8)	$63.1	$(245.9)
Basic earnings (loss) per share	$0.25	$(0.58)	$0.57	$(2.65)
Diluted earnings (loss) per share	$0.22	$(0.58)	$0.53	$(2.65)
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	111.0	108.9	110.2	92.8
Diluted weighted-average common shares outstanding	124.2	108.9	122.8	92.8

*	Includes $1.8 million and $3.0 million non-cash allocation of undistributed earnings for the three and twelve months ended December 31, 2016, respectively. Includes $0.7 million and $2.9 million preferred dividends for the three and twelve months ended December 31, 2016, respectively. Includes $0.7 million and $2.8 million preferred dividends for the three and twelve months ended December 31, 2015, respectively. Includes $52.0 million preferred stock beneficial conversion charge for the twelve months ended December 31, 2015.

XPO Logistics, Inc.

Consolidated Balance Sheets

(Unaudited)

(In millions, except share and per share data)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$373.4	$289.8
Accounts receivable, net of allowances of $26.3 and $16.9, respectively	2,313.3	2,266.4
Other current assets	386.9	401.0

Total current assets	3,073.6	2,957.2

Property and equipment, net of $589.9 and $209.3 in accumulated depreciation, respectively	2,537.4	2,852.2
Goodwill	4,325.8	4,610.6
Identifiable intangible assets, net of $377.1 and $210.2 in accumulated amortization, respectively	1,534.7	1,876.5
Deferred tax asset	2.7	113.6
Other long-term assets	224.2	233.1

Total long-term assets	8,624.8	9,686.0

Total assets	$11,698.4	$12,643.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,056.3	$1,063.7
Accrued expenses	1,382.1	1,291.8
Current maturities of long-term debt	136.5	135.3
Other current liabilities	156.7	203.6

Total current liabilities	2,731.6	2,694.4

Long-term debt	4,731.5	5,272.6
Deferred tax liability	572.4	933.3
Employee benefit obligations	251.4	312.6
Other long-term liabilities	373.9	369.5

Total long-term liabilities	5,929.2	6,888.0

Stockholders’ equity:
Convertible perpetual preferred stock, $.001 par value; 10,000,000 shares authorized; 72,235 and 72,885 of Series A shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	41.6	42.0
Common stock, $.001 par value; 300,000,000 shares authorized; 111,087,027 and 109,523,493 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	0.1	0.1
Additional paid-in capital	3,244.9	3,212.3
Accumulated deficit	(392.9)	(465.0)
Accumulated other comprehensive loss	(193.7)	(72.3)

Total stockholders’ equity before noncontrolling interest	2,700.0	2,717.1

Noncontrolling interests	337.6	343.7

Total equity	3,037.6	3,060.8

Total liabilities and equity	$11,698.4	$12,643.2

XPO Logistics, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Twelve Months Ended December 31,
	2016	2015
Operating activities
Net income (loss)	$84.5	$(191.6)
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization	643.4	364.9
Deferred tax benefit	(20.9)	(91.9)
Stock compensation expense	54.5	27.9
Accretion of debt	17.0	6.4
Loss on extinguishment of debt	69.7	—
Unrealized (gain) loss on foreign currency option and forward contracts	(39.7)	1.0
Other	7.4	9.4
Changes in assets and liabilities:
Accounts receivable	(153.7)	7.8
Prepaid expense and other assets	17.2	(35.3)
Accounts payable	1.7	(51.3)
Accrued expenses and other liabilities	(55.7)	43.5

Cash flows provided by operating activities	625.4	90.8

Investing activities
Proceeds from sale of business, net of $10.5 cash divested	547.7	—
Payment for purchases of property and equipment	(483.4)	(249.0)
Proceeds from sale of assets	68.9	60.3
Acquisition of businesses, net of cash acquired	—	(3,887.0)
Loss on forward contract related to acquisition	—	(9.7)
Other	8.8	—

Cash flows provided (used) by investing activities	142.0	(4,085.4)

Financing activities
Repayment of long-term debt and capital leases	(151.4)	(1,215.6)
Repurchase of debt	(1,889.2)	—
Proceeds from borrowing on revolving credit facility	360.0	—
Repayment of borrowing on revolving credit facility	(330.0)	—
Bank overdrafts	(16.5)	(12.3)
Proceeds from preferred stock and common stock offerings	—	1,260.0
Payment for equity issuances costs	—	(31.9)
Proceeds from issuance of long-term debt	1,377.8	4,151.8
Payment for debt issuance costs	(25.8)	(42.9)
Purchase of noncontrolling interests	(1.4)	(459.7)
Dividends paid	(5.4)	(2.8)
Other	1.1	(1.7)

Cash flows (used) provided by financing activities	(680.8)	3,644.9

Effect of exchange rates on cash	(3.0)	(4.6)
Net increase (decrease) in cash	83.6	(354.3)
Cash and cash equivalents, beginning of year	289.8	644.1

Cash and cash equivalents, end of year	$373.4	$289.8

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016	2015	$ Variance	Change%	2016	2015	$ Variance	Change%
Revenue	$2,331.9	$2,104.0	$227.9	10.8%	$9,457.3	$4,924.4	$4,532.9	92.0%
Cost of transportation and services	1,700.4	1,528.8	171.6	11.2%	6,796.4	3,718.8	3,077.6	82.8%

Net revenue [a]	631.5	575.2	56.3	9.8%	2,660.9	1,205.6	1,455.3	120.7%

Direct operating expense	294.6	283.7	10.9	3.8%	1,199.2	507.1	692.1	136.5%
SG&A expense
Salaries & benefits	131.9	140.8	(8.9)	-6.3%	560.2	340.7	219.5	64.4%
Other SG&A expense	42.7	76.4	(33.7)	-44.1%	153.6	129.4	24.2	18.7%
Purchased services	36.0	21.5	14.5	67.4%	147.5	44.7	102.8	230.0%
Depreciation & amortization	42.3	58.9	(16.6)	-28.2%	162.4	132.1	30.3	22.9%

Total SG&A expense	252.9	297.6	(44.7)	-15.0%	1,023.7	646.9	376.8	58.2%

Operating income (loss)	$84.0	$(6.1)	$90.1	1477.0%	$438.0	$51.6	$386.4	748.8%

Accelerated amortization of trade names	—	—	—	0.0%	—	0.4	(0.4)	-100.0%
Total depreciation & amortization	107.2	122.8	(15.6)	-12.7%	449.1	226.2	222.9	98.5%

EBITDA [a]	$191.2	$116.7	$74.5	63.8%	$887.1	$278.2	$608.9	218.9%

Transaction & integration costs	4.7	34.6	(29.9)	-86.4%	23.1	48.9	(25.8)	-52.8%
Rebranding costs	16.0	3.6	12.4	344.4%	26.9	6.4	20.5	320.3%
Gain on sale of equipment	—	(3.5)	3.5	-100.0%	—	(9.5)	9.5	-100.0%

Adjusted EBITDA [a] *	$211.9	$151.4	$60.5	40.0%	$937.1	$324.0	$613.1	189.2%

[a]	See the “Reconciliation of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this Press Release.
*	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income (loss) and excludes gains and losses below operating income (loss) in the consolidated statements of operations.

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue by Service Offering
North America
Freight Brokerage	$578.2	$571.1	$2,154.4	$1,935.0
Less-Than-Truckload	853.8	559.2	3,445.3	559.2
Last Mile	236.1	203.4	828.2	692.8
Full Truckload	37.9	86.0	431.9	86.0
Europe
Full Truckload	372.6	398.8	1,582.4	928.8
Less-Than-Truckload	200.1	191.5	826.4	439.2
Global Forwarding	84.8	97.6	331.3	295.3
Eliminations	(31.6)	(3.6)	(142.6)	(11.9)

Total Revenue	$2,331.9	$2,104.0	$9,457.3	$4,924.4

Net Revenue by Service Offering
North America
Freight Brokerage	$93.0	$116.0	$361.4	$392.3
Less-Than-Truckload	322.6	229.3	1,373.0	229.4
Last Mile	67.0	58.2	247.7	204.3
Full Truckload	5.1	20.0	66.1	20.0
Europe	132.2	135.6	557.7	312.9
Global Forwarding	11.6	16.1	55.0	46.7

Total Net Revenue [a]	$631.5	$575.2	$2,660.9	$1,205.6

Net Revenue % by Service Offering
North America
Freight Brokerage	16.1%	20.3%	16.8%	20.3%
Less-Than-Truckload	37.8%	41.0%	39.9%	41.0%
Last Mile	28.4%	28.6%	29.9%	29.5%
Full Truckload	13.5%	23.3%	15.3%	23.3%
Europe	23.1%	23.0%	23.2%	22.9%
Global Forwarding	13.7%	16.5%	16.6%	15.8%

Overall Net Revenue %	27.1%	27.3%	28.1%	24.5%

Direct Operating Expense by Service Offering
North America
Freight Brokerage	$18.6	$29.2	$87.4	$106.6
Less-Than-Truckload	174.4	151.1	694.7	151.1
Last Mile	15.5	14.2	56.9	43.4
Europe	82.0	83.7	342.6	190.7
Global Forwarding	4.1	5.5	17.6	15.3

Total Direct Operating Expense	$294.6	$283.7	$1,199.2	$507.1

[a]	See the “Reconciliation of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this Press Release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

XPO Logistics North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended December 31,
	2016	2015
Number of Working Days	60.5	61.5
Lbs. per Day (Thousands)	73,091	74,373
% Change in Lbs. per Day**	-1.7%	-3.6%
Shipments per Day	54,068	55,582
% Change in Shipments per Day**	-2.7%	-4.0%
Avg. Weight per Shipment (in pounds)	1,352	1,338
% Change in Weight per Shipment**	1.0%	0.4%
Gross Revenue per Shipment	$263.81	$253.91
Gross Revenue per CWT (including fuel surcharges)	$19.52	$18.98
Gross Revenue per CWT (excluding fuel surcharges)	$17.34	$16.84
% Change in Gross Revenue per CWT**
Including fuel surcharges	2.8%	-2.4%
Excluding fuel surcharges	3.0%	3.0%
Average Length of Haul	820.0	807.4
Total Average Load Factor	21,746	21,912
Average Age of Tractor Fleet (Years)	5.60	5.47

**	Compared with the same quarter of the previous year

XPO Logistics North American Less-Than-Truckload

Adjusted Operating Ratio

(Unaudited)

(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue (excluding fuel surcharge revenue)	$748.8	$753.4	$3,034.6	$3,080.7
Fuel surcharge revenue	96.0	97.5	370.2	448.4

Revenue	844.8	850.9	3,404.8	3,529.1
Salaries, wages and employee benefits	426.1	448.7	1,676.0	1,740.5
Purchased transportation	106.1	119.3	438.1	508.1
Fuel and fuel-related taxes	52.0	47.2	191.4	229.5
Depreciation and amortization	54.9	53.1	202.8	164.2
Other operating expenses	106.3	118.2	424.2	510.4
Maintenance	32.4	23.0	104.5	100.4
Rents and leases	10.3	10.9	40.9	49.2
Purchased labor	2.0	3.7	8.7	24.4

Operating income	54.7	26.8	318.2	202.4

Operating ratio	93.5%	96.9%	90.7%	94.3%

Transaction, integration and rebranding costs	14.7	20.4	23.8	20.4
Amortization expense	10.5	10.0	34.2	10.0
Depreciation adjustment from updated purchase price allocation of acquired assets	—	—	(1.8)	—

Adjusted operating income	$79.9	$57.2	$374.4	$232.8

Adjusted operating ratio	90.5%	93.3%	89.0%	93.4%

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016	2015	$ Variance	Change%	2016	2015	$ Variance	Change%
Revenue	$1,384.2	$1,274.7	$109.5	8.6%	$5,323.9	$2,768.4	$2,555.5	92.3%
Cost of transportation and services	296.7	292.8	3.9	1.3%	1,246.8	521.6	725.2	139.0%

Net revenue [a]	1,087.5	981.9	105.6	10.8%	4,077.1	2,246.8	1,830.3	81.5%

Direct operating expense	909.7	815.5	94.2	11.6%	3,395.5	1,859.5	1,536.0	82.6%
SG&A expense
Salaries & benefits	55.6	73.1	(17.5)	-23.9%	230.2	165.1	65.1	39.4%
Other SG&A expense	33.2	15.1	18.1	119.9%	76.3	34.3	42.0	122.4%
Purchased services	16.4	21.7	(5.3)	-24.4%	79.4	39.3	40.1	102.0%
Depreciation & amortization	21.4	21.7	(0.3)	-1.4%	86.2	67.0	19.2	28.7%

Total SG&A expense	126.6	131.6	(5.0)	-3.8%	472.1	305.7	166.4	54.4%

Operating income	$51.2	$34.8	$16.4	47.1%	$209.5	$81.6	$127.9	156.7%

Accelerated amortization of trade names	—	—	—	0.0%	—	2.0	(2.0)	-100.0%
Total depreciation & amortization	50.1	49.6	0.5	1.0%	192.3	134.8	57.5	42.7%

EBITDA [a]	$101.3	$84.4	$16.9	20.0%	$401.8	$218.4	$183.4	84.0%

Transaction & integration costs	6.4	11.9	(5.5)	-46.2%	25.4	22.1	3.3	14.9%
Rebranding costs	0.9	2.2	(1.3)	-59.1%	1.8	2.3	(0.5)	-21.7%

Adjusted EBITDA [a] *	$108.6	$98.5	$10.1	10.3%	$429.0	$242.8	$186.2	76.7%

[a]	See the “Reconciliation of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this Press Release.
*	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the consolidated statements of operations.

Logistics

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue by Service Offering
North America	$673.6	$554.8	$2,575.1	$1,169.9
Europe	710.6	719.9	2,748.8	1,598.5

Total Revenue	$1,384.2	$1,274.7	$5,323.9	$2,768.4

Net Revenue by Service Offering
North America	$543.1	$440.3	$2,010.2	$1,049.2
Europe	544.4	541.6	2,066.9	1,197.6

Total Net Revenue [a]	$1,087.5	$981.9	$4,077.1	$2,246.8

Direct Operating Expense by Service Offering
North America	$471.0	$377.3	$1,714.7	$896.3
Europe	438.7	438.2	1,680.8	963.2

Total Direct Operating Expense	$909.7	$815.5	$3,395.5	$1,859.5

Gross Margin by Service Offering
North America	$72.1	$63.0	$295.5	$152.9
Europe	105.7	103.4	386.1	234.4

Total Gross Margin	$177.8	$166.4	$681.6	$387.3

Gross Margin % by Service Offering
North America	10.7%	11.4%	11.5%	13.1%
Europe	14.9%	14.4%	14.0%	14.7%

Total Gross Margin %	12.8%	13.1%	12.8%	14.0%

[a]	See the “Reconciliation of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this Press Release.

XPO Corporate

Summary of Sales, General & Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016	2015	$ Variance	Change%	2016	2015	$ Variance	Change%
SG&A expense
Salaries & benefits	$24.5	$28.9	$(4.4)	-15.2%	$75.3	$62.8	$12.5	19.9%
Other SG&A expense	5.2	6.1	(0.9)	-14.8%	25.4	21.7	3.7	17.1%
Purchased services	18.1	31.2	(13.1)	-42.0%	56.7	76.0	(19.3)	-25.4%
Depreciation & amortization	0.8	0.4	0.4	100.0%	2.0	1.5	0.5	33.3%

Total SG&A expense	$48.6	$66.6	$(18.0)	-27.0%	$159.4	$162.0	$(2.6)	-1.6%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016	2015	$ Variance	Change%	2016	2015	$ Variance	Change%
Revenue	$(39.5)	$(36.4)	$(3.1)	8.5%	$(161.8)	$(69.6)	$(92.2)	132.5%
Cost of transportation and services	(37.9)	(35.6)	(2.3)	6.5%	(157.2)	(69.0)	(88.2)	127.8%

Net revenue [a]	(1.6)	(0.8)	(0.8)	100.0%	(4.6)	(0.6)	(4.0)	666.7%

Direct operating expense	—	0.3	(0.3)	-100.0%	(0.6)	0.4	(1.0)	-250.0%
SG&A expense
Salaries & benefits	6.4	0.2	6.2	3100.0%	2.9	0.7	2.2	314.3%
Other SG&A expense	(5.3)	(0.9)	(4.4)	488.9%	(6.1)	(1.5)	(4.6)	306.7%
Purchased services	(2.6)	(0.3)	(2.3)	766.7%	(0.8)	(0.3)	(0.5)	166.7%
Depreciation & amortization	(0.1)	—	(0.1)	100.0%	—	(0.1)	0.1	100.0%

Total SG&A expense	(1.6)	(1.0)	(0.6)	60.0%	(4.0)	(1.2)	(2.8)	233.3%

Operating income	$—	$(0.1)	$0.1	-100.0%	$—	$0.2	$(0.2)	-100.0%

Note: Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The difference between operating income (loss) component line items in the Consolidated Statements of Operations and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General & Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

[a]	See the “Reconciliation of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Change %	2016	2015	Change %
Net income (loss) attributable to common shareholders	$27.3	$(62.8)	-143.5%	$63.1	$(245.9)	-125.7%
Preferred stock beneficial conversion charge	—	—	0.0%	—	(52.0)	-100.0%
Distributed and undistributed net income	(2.5)	(0.7)	257.1%	(5.9)	(2.8)	110.7%
Noncontrolling interests	(2.3)	1.0	-330.0%	(15.5)	0.5	-3200.0%

Net income (loss)	32.1	(63.1)	-150.9%	84.5	(191.6)	-144.1%

Debt commitment fees	—	11.2	-100.0%	—	19.7	-100.0%
Loss on conversion of convertible senior notes	—	2.0	-100.0%	0.2	10.0	-98.0%
Loss on debt extinguishment	16.5	—	100.0%	69.7	—	100.0%
Other interest expense	80.3	82.7	-2.9%	360.9	187.0	93.0%
Income tax provision (benefit)	2.3	(69.6)	-103.3%	22.3	(90.9)	-124.5%
Accelerated amortization of trade names	—	—	0.0%	—	2.4	-100.0%
Depreciation & amortization expense	158.0	172.8	-8.6%	643.4	362.5	77.5%
Unrealized loss (gain) on foreign currency option and forward contracts	(33.0)	2.5	-1420.0%	(36.0)	2.5	-1540.0%

EBITDA	$256.2	$138.5	85.0%	$1,145.0	$301.6	279.6%

Transaction & integration costs	17.5	76.1	-77.0%	73.1	188.6	-61.2%
Rebranding costs	17.4	6.5	167.7%	30.1	12.4	142.7%
Gain on sale of intermodal equipment	—	(3.5)	-100.0%	—	(9.5)	-100.0%

Adjusted EBITDA	$291.1	$217.6	33.8%	$1,248.2	$493.1	153.1%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Income (Loss) and Net Income (Loss) Per Share to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
GAAP net income (loss) attributable to common shareholders	$27.3	$(62.8)	$63.1	$(245.9)
Preferred stock beneficial conversion charge	—	—	—	52.0
Loss on conversion of convertible senior notes, net of tax benefit of $0.0, $0.3, $0.1, $1.8 (1)	—	1.7	0.1	8.2
Loss on debt extinguishment, net of tax benefit of $6.4, $0.0, $26.9, $0.0	10.1	—	42.8	—
Debt commitment fees, net of tax benefit of $0.0, $4.3, $0.0 and $7.6 (1)	—	6.9	—	12.1
Accelerated amortization of trade names, net of tax benefit of $0.0, $0.0, $0.0 and $0.9	—	—	—	1.5
Unrealized loss (gain) on foreign currency option and forward contracts, net of tax benefit (expense) of $(13.0), $14.5, $(12.9), $14.5	(20.0)	(12.0)	(23.1)	(12.0)
Depreciation & amortization from updated purchase price allocation of acquired assets, net of tax expense of $0.0, $0.0, $2.2, $0.0	—	—	(3.6)	—
Transaction & integration costs, net of tax benefit of $6.5, $21.0, $26.7 and $35.5	11.0	55.1	46.4	153.1
Rebranding costs, net of tax benefit of $6.6, $2.3, $11.2 and $4.4	10.8	4.2	18.9	8.0
Gain on sale of intermodal equipment, net of tax expense of $0.0, $1.3, $0.0 and $3.6	—	(2.2)	—	(5.9)
Discrete tax benefits [2]	(9.6)	—	(15.7)	—
Release of tax valuation allowance	—	(12.5)	—	—
Impact of noncontrolling interests on above adjustments	0.4	(1.5)	(2.0)	(8.0)
Allocation of undistributed earnings	(0.2)	—	(5.4)	—

Adjusted net income (loss) attributable to common shareholders	$29.8	$(23.1)	$121.5	$(36.9)

Adjusted basic earnings (loss) per share	$0.27	$(0.21)	$1.10	$(0.40)
Adjusted diluted earnings (loss) per share	$0.24	$(0.21)	$1.00	$(0.40)
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	111.0	108.9	110.2	92.8
Diluted weighted-average common shares outstanding	124.2	108.9	122.8	92.8

(1)	Debt commitment fees and loss on conversion of convertible senior notes are recorded in interest expense.
[2]	Discrete tax benefits consist of an acquisition related tax benefit and a tax benefit for a tax rate change in France.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

The Company has evaluated the guidance in accordance with Compliance and Disclosure Interpretations (C&DI) of the U.S. Securities and Exchange Commission table to calculate the non-GAAP Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share. The table above includes the U.S. GAAP financial statement items that have been reconciled to arrive at Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share. The Company has applied the jurisdictional statutory tax rate to the performance measures in the above table to calculate the adjusted performance metrics. The jurisdictional tax rate is materially consistent with our effective tax rate for fiscal 2016. The tax effects are reported for each reconciling item. A corresponding noncontrolling interest has been calculated for those reconciling items reported within the acquired Norbert Dentressangle SA legal entities.

XPO Logistics, Inc.

Free Cash Flow

(Unaudited)

(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cash flows provided by operating activities	$220.8	$51.4	$625.4	$90.8
Payment for purchases of property and equipment	(164.9)	(134.6)	(483.4)	(249.0)
Proceeds from sales of assets	11.0	21.6	68.9	60.3

Free Cash Flow	$66.9	$(61.6)	$210.9	$(97.9)

XPO Logistics, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(In millions)

Net revenue is a non-GAAP measure calculated as total revenue less the cost of transportation and services. Net revenue is one of the primary operational and financial measures used by management to evaluate the business. The following tables present a reconciliation of net revenue to revenue, the most comparable GAAP measure. Also see the “Non-GAAP Financial Measures” section of this Press Release.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Transportation
Revenue	$2,331.9	$2,104.0	$9,457.3	$4,924.4
Cost of transportation and services	1,700.4	1,528.8	6,796.4	3,718.8

Net revenue	$631.5	$575.2	$2,660.9	$1,205.6

Logistics
Revenue	$1,384.2	$1,274.7	$5,323.9	$2,768.4
Cost of transportation and services	296.7	292.8	1,246.8	521.6

Net revenue	$1,087.5	$981.9	$4,077.1	$2,246.8

Eliminations
Revenue	$(39.5)	$(36.4)	$(161.8)	$(69.6)
Cost of transportation and services	(37.9)	(35.6)	(157.2)	(69.0)

Net revenue	$(1.6)	$(0.8)	$(4.6)	$(0.6)